Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

April 22, 2021

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-230098) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of $3,500,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2027 (the “2027 Notes”), $3,500,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2032 (the “2032 Notes”), $2,000,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2042 (the “2042 Notes”) and $3,500,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2052 (the “2052 Notes” and, together with the 2027 Notes, the 2032 Notes and the 2042 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated April 15, 2021 (the “Underwriting Agreement”), between the Company and the several underwriters named therein. The Notes are being issued under the Indenture, dated as of October 21, 2010 (as amended by the First Supplemental Indenture, dated as of January 13, 2017, between the Company and Deutsche Bank Trust Company Americas (the “Trustee”), the “Indenture”), between the Company and the Trustee.

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JPMorgan Chase & Co.	- 2 -	April 22, 2021

We have examined the Registration Statement; the Indenture; duplicates of the global notes representing the Notes; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

JPMorgan Chase & Co.	- 3 -	April 22, 2021

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 22, 2021 and to the use of our name under the caption “Legal Opinions” in the prospectus relating to the Notes included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP